UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2005

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	818-575-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

ValueClick, Inc. today announced the expiration of its previously announced exchange offer to exchange each outstanding share of common stock of Fastclick, Inc. validly tendered for 0.7928 of a share of ValueClick.

The offer period, which was extended on September 22, 2005, expired at midnight New York City time on Tuesday, September 27, 2005. Based on preliminary information from ValueClick's information agent, approximately 19.1 million shares of Fastclick common stock have been tendered to date, representing approximately 97 percent of the outstanding shares of Fastclick common stock. ValueClick has accepted for exchange all of the Fastclick common stock tendered to date.

With more than 90 percent ownership of Fastclick common stock, ValueClick expects to acquire the remaining outstanding shares of Fastclick common stock on or about September 30, 2005 pursuant to a short-form merger of its wholly owned subsidiary with and into Fastclick. No further action is required by the remaining stockholders of Fastclick to effect the merger. Upon the completion of the merger, the remaining outstanding shares of Fastclick common stock, other than shares held by ValueClick and by stockholders exercising dissenter’s rights, will be converted into the right to receive 0.7928 of a share of ValueClick common stock (including the associated preferred share purchase rights) for each such share and Fastclick will thereby become a wholly owned subsidiary of ValueClick. ValueClick intends to send Fastclick stockholders who did not tender their shares in the exchange offer instructions as to how to exchange each of their shares of Fastclick common stock for 0.7928 of a share of ValueClick common stock (including the associated preferred share purchase rights) as merger consideration.

The full text of the press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release dated September 28, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

September 28, 2005	By:	/s/ Scott H. Ray

Name: Scott H. Ray
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Exhibit 99.1 Press release dated September 28, 2005